Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

BROOKFIELD CORPORATION

(Name of Subject Company (Issuer/Offeror))

BROOKFIELD CORPORATION

(Name of Filing Persons (Offeror))

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$1,195,800,000	$147.60 per $1,000,000	$176,500.08

Fees Previously Paid

Total Transaction Valuation*	$1,195,800,000

Total Fees Due for Filing			$176,500.08

Total Fees Previously Paid

Total Fee Offsets			$148,770

Net Fee Due			$27,730.08

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Brookfield Reinsurance Ltd. and Brookfield Corporation	Form F-4	333-274058 and 333-274058-01	August 18, 2023		$148,770**

Fee Offset Sources	Brookfield Reinsurance Ltd. and Brookfield Corporation	Form F-4	333-274058 and 333-274058-01		August 18, 2023		$148,770**

*

Estimated solely for purposes of calculating the filing fee. This calculation is based on the offer to purchase up to 40,000,000 class A limited voting shares of Brookfield Corporation (the “Brookfield Class A Shares”) by Brookfield Reinsurance Ltd. Pursuant to Rule 0-11(a)(4) and Rule 0-11(b)(2), and solely for the purpose of calculating the total transaction value, the market value of Brookfield Class A Shares was calculated as the product of (i) 40,000,000 Brookfield Class A Shares subject to the offer; and (ii) the average of the high and low sales prices of Brookfield Class A Shares as reported on the New York Stock Exchange on October 3, 2023.

**	Brookfield Reinsurance Ltd. previously paid $148,770 upon the initial filing of its Registration Statement on Form F-4 on August 18, 2023 in connection with the transaction reported hereby.